Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Holdings Reports Fourth Quarter and Full Year 2015 Results

GRAND CAYMAN, Cayman Islands (March 17, 2016) -- Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the fourth quarter and full year ended Dec. 31, 2015.

Fourth Quarter 2015 Results
Net premiums earned increased 9% to $1.8 million driven by the continued increase in number and size of reinsurance contracts placed.

Net investment income totaled $75,000, offset by $998,000 of net realized investment losses. This compares with $49,000 of net investment income coupled with $476,000 of net realized investment gains for the fourth quarter of 2014.

Total expenses, including policy acquisition costs, underwriting expenses and general and administrative expenses, were $496,000 compared with $471,000 in the fourth quarter of 2014.

Net income totaled $0.4 million or $0.06 per basic and diluted earnings per common share compared with $1.7 million or $0.28 per basic and diluted earnings per common share in the fourth quarter of 2014. The decrease in net income was primarily due to the performance of the investment portfolio, which was partially offset by an increase in net premiums earned.

Dividends paid per share were $0.12 for the fourth quarter of 2015, unchanged from the fourth quarter of 2014.

At Dec. 31, 2015, cash and cash equivalents, and restricted cash and cash equivalents, totaled $39 million, up from $33.5 million at Dec. 31, 2014.

Fourth Quarter 2015 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to premiums earned. There were no losses incurred during the fourth quarter of 2015 or the fourth quarter of 2014, resulting in a loss ratio of 0%.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio was 4.7% for the fourth quarter of 2015 compared with 7.9% for the same year-ago period. The decrease was due to relatively lower average acquisition costs on reinsurance contracts and the expiration of the previously mentioned consulting contract.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses to net premiums earned. The expense ratio decreased to 27.7% during the fourth quarter of 2015 compared with 28.8% during the fourth quarter of 2014. The decrease is due to the relative decline in policy acquisition costs, as well as the relatively low increase in general and administrative expenses when compared with the more substantial increase in net premiums earned.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratios of 27.7% for the fourth quarter of 2015 and 28.8% for the fourth quarter of 2014 are the same as the expense ratio above, as no losses were incurred.

Full Year 2015 Financial Results
Net premiums earned in 2015 increased 40% to $6.7 million, driven by the continued increase in number and size of reinsurance contracts placed.

Net investment income totaled $337,000, which was offset by $325,000 of net realized investment losses coupled with a non-cash charge of $399,000 due to declines deemed other-than-temporary in the fair value of securities. This compares with net investment income of $99,000 coupled with net realized investment gains of $641,000 in 2014.

Total expenses, including policy acquisition costs, underwriting expenses and administrative expenses, were $1.8 million compared with $1.6 million in 2014. The increase was due to increased costs associated with the continued growth of business activities and operations, offset by the expiration of an underwriting consulting contract.

Net income totaled $4.6 million or $0.76 diluted earnings per common share, compared with $4.0 million or $0.82 per share in 2014. The increase was driven by an increase in net premiums earned, offset by investment losses and higher administrative expenses. The decrease in diluted earnings per common share was solely due to the higher level of weighted-average shares outstanding during 2015 when compared with 2014.

The company paid dividends of $0.48 per share in 2015, unchanged from 2014.

Full Year 2015 Financial Ratios
No losses were incurred during 2015 or 2014, resulting in a loss ratio of 0%.

Acquisition cost ratio was 5.1% compared with 8.9% in 2014. The decrease was due to relatively lower average acquisition costs on reinsurance contracts and expiration of an underwriting consulting contract.

Expense ratio was 26.3% compared with 32.4% in 2014. The decrease is due to the relative decline in policy acquisition costs, as well as the relatively low increase in general and administrative expenses when compared with the more substantial increase in net premiums earned.

Combined ratio was 26.3% compared with 32.4% in 2014.

Management Commentary
“Our second full year of operations, 2015, was a strong year for Oxbridge as we diversified our book of reinsurance contracts and expanded our distribution channel with reinsurance brokers,” said Oxbridge Re Holdings President and CEO Jay Madhu. “ Our robust balance sheet positions us well to place fully collateralized reinsurance contracts as we seek to further expand and diversify our business.”
“Additionally, we have maintained our $0.12 dividend for the first quarter of 2016, as well as a healthy book value of $6.11 per share.”

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and CEO Jay Madhu, and Financial Controller Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Thursday, March 17, 2016
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567
Conference ID: 13632119

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 8 p.m. Eastern time on the same day through April 17, 2016 and via the Investor Information section of Oxbridge’s website at www.oxbridgere.com.

Toll-free replay number: 877-660-6853
International replay number: 201-612-7415
Conference ID: 13632119

About Oxbridge Re Holdings Limited
Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge's licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," and the company's common stock is included in the Russell Microcap Index.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At December 31,
	2015	2014
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $3,080 and $3,681, respectively)	$3,096	3,659
Equity securities, available for sale, at fair value (cost: $7,742 and $8,140, respectively)	6,252	8,179
Total investments	9,348	11,838
Cash and cash equivalents	8,584	5,317
Restricted cash and cash equivalents	30,368	28,178
Accrued interest and dividend receivable	25	22
Premiums receivable	4,117	4,081
Deferred policy acquisition costs	90	132
Prepayment and other receivables	91	80
Property and equipment, net	64	46
Total assets	$52,687	49,694

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$-	-
Loss experience refund payable	$9,913	7,133
Unearned premiums reserve	5,571	5,744
Accounts payable and other liabilities	176	109
Total liabilities	15,660	12,986

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 6,060,000 and 6,000,000 shares issued and outstanding)	6	6
Additional paid-in capital	33,657	33,540
Retained earnings	4,838	3,145
Accumulated other comprehensive (loss) / income	(1,474)	17
Total shareholders’ equity	37,027	36,708
Total liabilities and shareholders’ equity	$52,687	49,694

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Statements of Income
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenue
Assumed premiums	$-	-	$14,888	14,293
Change in loss experience refund payable	(2,090)	(2,052)	(8,294)	(5,766)
Change in unearned premiums reserve	3,881	3,688	173	(3,708)

Net premiums earned	1,791	1,636	6,767	4,819
Net realized investment gains (losses)	(998)	476	(325)	641
Net investment income	75	49	337	99
Other-than-temporary impairment losses	-	-	(399)	-

Total revenue	868	2,161	6,380	5,559

Expenses
Policy acquisition costs and underwriting expenses	85	129	344	431
General and administrative expenses	411	342	1,435	1,128

Total expenses	496	471	1,779	1,559

Net income	372	1,690	$4,601	4,000

Earnings per share
Basic and Diluted	$0.06	0.28	$0.76	0.82

Dividends paid per share	$0.12	0.12	$0.48	0.48

Performance ratios to net premiums earned:
Loss ratio	0%	0%	0%	0%
Acquisition cost ratio	4.7%	7.9%	5.1%	8.9%
Expense ratio	27.7%	28.8%	26.3%	32.4%
Combined ratio	27.7%	28.8%	26.3%	32.4%

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